Exhibit 99.1
Calix Reports Fourth Quarter and Full Year 2017 Financial Results

PETALUMA, CA – February 13, 2018 – Calix, Inc. (NYSE: CALX) today announced unaudited financial results for the fourth quarter and year ended December 31, 2017. Revenue for the fourth quarter of 2017 was a fourth quarter record $137.9 million, an increase of 4.6% compared to $131.8 million for the fourth quarter of 2016. Revenue for fiscal year 2017 was a record $510.4 million, an increase of 11.2% compared to the $458.8 million for fiscal year 2016.
“We ended 2017 on an all-time high with record quarter and annual revenue and unprecedented customer interest in our strategic cloud and software platforms. Q4 also saw the announcement of EXOS, the first carrier class premises operating system designed to help service providers turn smart home and business complexity into opportunity,” said Calix, Inc. President and CEO Carl Russo. “Now fully armed with Calix Cloud, EXOS, AXOS and aligned Calix Services, we start 2018 with an unrivaled solutions portfolio and the opportunity to leverage our innovations and transform our industry.”
The GAAP net loss for the fourth quarter of 2017 was $12.9 million, or ($0.25) per basic and fully diluted share, compared to a GAAP net loss of $11.5 million, or ($0.23) per basic and fully diluted share, for the fourth quarter of 2016. The GAAP net loss for fiscal year 2017 was $83.0 million, or ($1.66) per basic and fully diluted share, compared to a GAAP net loss of $27.4 million or ($0.56) per diluted share for fiscal year 2016.
“Gross margins hit a four-quarter high as we saw benefits from previously implemented process improvements in our services business,” said Cory Sindelar, Calix, Inc. CFO. “Operating expenses as a percent of revenue hit a five-quarter low as efficiencies from our agile DevOps environment and hardware abstracted platforms continued to deliver benefits across our development teams, and cost savings from our previously announced restructuring plan provided leverage on higher revenue.”
The Company’s non-GAAP net loss for the fourth quarter of 2017 was $7.8 million, or ($0.15) per fully diluted share, compared to a non-GAAP net loss of $6.8 million, or ($0.14) per fully diluted share, for the fourth quarter of 2016. The non-GAAP net loss for fiscal year 2017 was $65.6 million, or ($1.31) per basic and fully diluted share, compared to a non-GAAP net loss of $7.0 million, or ($0.14) per diluted share for fiscal year 2016.
Reconciliations of our operating results and loss per diluted share from GAAP to non-GAAP are provided in this release.
Outlook
Calix is providing forward-looking estimates for first quarter 2018 results as follows:
First quarter 2018

Revenue	$102.0 - $108.0 million
Non-GAAP gross margin	39.0% - 41.0%
Non-GAAP operating expense	$49.5 - $51.5 million
Non-GAAP net loss per share	($0.20) - ($0.16)
Operating cash flow	Positive
The Company estimates that GAAP net loss per share will be approximately $0.12 higher for first quarter of 2018 due to the inclusion of stock-based compensation and restructuring charges. A reconciliation of the GAAP to non-GAAP outlook is provided in this release.
Restructuring Plans
In March 2017, the Company adopted a restructuring plan that sought to realign the Company’s business to increase its focus towards its investments in innovative Software Defined Access and cloud products, while reducing its cost structure in the traditional systems business. Under this plan, the Company has recognized restructuring charges of approximately $4.2 million for fiscal 2017, consisting primarily of severance and other one-time termination benefits. All actions under this plan have been completed as of the end of fiscal 2017.

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In February 2018, we engaged in further targeted actions to realign our business towards an increased focus on investments in our innovative Software Defined Access and cloud products. These actions may result in up to approximately $3.0 million in additional restructuring charges taken in the first quarter of 2018 and are expected to result in annualized cost savings of up to $16.0 million.
Conference Call
In conjunction with this announcement, Calix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss its fourth quarter 2017 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)
The conference call and webcast will include forward-looking information.
About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart home and business into new revenue streams.
Forward-Looking Statements
Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about potential customer or market opportunities, opportunities with existing and prospective customers, estimates and planned cost savings related to restructuring plans and future financial performance (including the outlook for first quarter of fiscal 2018). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in the Company’s financial and operating results, the capital spending decisions of its customers, changes and disruptions in the market and industry, changes in regulations and/or government sponsored programs, competition, its ability to achieve market acceptance of new products and solutions, its ability to grow its customer base, fluctuations in costs associated with its products and services including higher costs due to project delays and changes, cost overruns and other unanticipated factors, as well as the risks and uncertainties described in its annual reports on Form 10-K and its quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to the Company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.
Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this press release to supplement its consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP basic and diluted income (loss) per share. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude certain non-cash charges for stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and acquisition-related costs, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this press release provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this press release. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

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Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
Revenue:
Products	$116,495	$122,731	$421,890	$428,584
Services	21,404	9,069	88,477	30,203
Total revenue	137,899	131,800	510,367	458,787
Cost of revenue:
Products (1)	64,971	69,120	236,137	228,976
Services (1)	22,371	10,494	101,340	28,593
Total cost of revenue	87,342	79,614	337,477	257,569
Gross profit	50,557	52,186	172,890	201,218
Operating expenses:
Research and development (1)	28,150	30,944	127,541	106,869
Sales and marketing (1)	23,475	24,825	82,781	83,675
General and administrative (1)	9,714	8,652	39,875	41,592
Amortization of intangible assets	—	—	—	1,701
Restructuring charges	1,981	—	4,249	—
Litigation settlement charge (gain)	—	—	—	(4,500)
Total operating expenses	63,320	64,421	254,446	229,337
Loss from operations	(12,763)	(12,235)	(81,556)	(28,119)
Interest and other income (expense), net:
Interest income (expense), net	(248)	82	(160)	356
Other income (expense), net	313	563	(73)	708
Total interest and other income (expense), net	65	645	(233)	1,064
Loss before provision for (benefit from) income taxes	(12,698)	(11,590)	(81,789)	(27,055)
Provision for (benefit from) income taxes	168	(107)	1,243	347
Net loss	$(12,866)	$(11,483)	$(83,032)	$(27,402)
Net loss per common share:
Basic and diluted	$(0.25)	$(0.23)	$(1.66)	$(0.56)
Weighted average number of shares used to compute
net loss per common share:
Basic and diluted	50,734	49,146	50,155	48,730

(1) Includes stock-based compensation as follows:
Cost of revenue:
Products	$124	$127	$473	$465
Services	76	61	276	207
Research and development	1,206	1,406	4,869	5,125
Sales and marketing	852	1,263	3,433	4,586
General and administrative	796	1,062	3,317	3,902
	$3,054	$3,919	$12,368	$14,285

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Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$39,775	$50,359
Marketable securities	—	27,748
Accounts receivable, net	80,392	51,336
Inventory	31,529	44,545
Deferred cost of revenue	2,395	34,763
Prepaid expenses and other current assets	8,364	10,571
Total current assets	162,455	219,322
Property and equipment, net	15,681	17,984
Goodwill	116,175	116,175
Other assets	759	1,994
	$295,070	$355,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,977	$23,827
Accrued liabilities	49,279	69,715
Deferred revenue	13,076	27,854
Line of credit	30,000	—
Total current liabilities	128,332	121,396
Long-term portion of deferred revenue	20,645	20,237
Other long-term liabilities	1,130	878
Total liabilities	150,107	142,511
Stockholders’ equity:
Common stock	1,421	1,368
Additional paid-in capital	851,054	836,563
Accumulated other comprehensive loss	(169)	(656)
Accumulated deficit	(667,357)	(584,325)
Treasury stock	(39,986)	(39,986)
Total stockholders’ equity	144,963	212,964
	$295,070	$355,475

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Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Fiscal Year Ended
	December 31,	December 31,
	2017	2016
Operating activities:
Net loss	$(83,032)	$(27,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	12,368	14,285
Depreciation and amortization	10,178	8,319
Amortization of intangible assets	813	5,805
Loss on retirement of property and equipment	280	—
Amortization of premium (discount) relating to available-for-sale securities	(6)	382
Changes in operating assets and liabilities:
Accounts receivable, net	(29,056)	(4,185)
Inventory	13,016	3,122
Deferred cost of revenue	32,368	(29,845)
Prepaid expenses and other assets	2,842	(1,197)
Accounts payable	11,759	4,236
Accrued liabilities	(20,184)	34,913
Deferred revenue	(14,370)	16,398
Other long-term liabilities	252	(412)
Net cash provided by (used in) operating activities	(62,772)	24,419
Investing activities:
Purchases of property and equipment	(8,026)	(9,839)
Purchases of marketable securities	(8,732)	(16,478)
Sales of marketable securities	5,051	—
Maturities of marketable securities	31,441	38,400
Net cash provided by investing activities	19,734	12,083
Financing activities:
Proceeds from exercise of stock options	62	17
Proceeds from employee stock purchase plans	4,878	5,650
Payments for repurchases of common stock	—	(12,809)
Taxes paid for awards vested under equity incentive plan	(2,764)	(2,101)
Proceeds from line of credit	171,268	—
Repayment of line of credit	(141,268)	—
Payments to originate the line of credit	(186)	—
Net cash provided by (used in) financing activities	31,990	(9,243)
Effect of exchange rate changes on cash and cash equivalents	464	(526)
Net increase (decrease) in cash and cash equivalents	(10,584)	26,733
Cash and cash equivalents at beginning of period	50,359	23,626
Cash and cash equivalents at end of period	$39,775	$50,359

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Calix, Inc.
Reconciliation of GAAP to Non-GAAP Results
(Unaudited, in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
GAAP net loss	$(12,866)	$(11,483)	$(83,032)	$(27,402)
Adjustments to reconcile GAAP net loss to
non-GAAP net loss:
Stock-based compensation	3,054	3,919	12,368	14,285
Amortization of intangible assets	—	814	813	5,805
Restructuring charges	1,981	—	4,249	—
Acquisition-related costs	—	—	—	351
Non-GAAP net loss	$(7,831)	$(6,750)	$(65,602)	$(6,961)

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Loss per Diluted Common Share
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
GAAP net loss per diluted common share	$(0.25)	$(0.23)	$(1.66)	$(0.56)
Per diluted common share adjustments for:
Stock-based compensation	0.06	0.07	0.25	0.29
Amortization of intangible assets	—	0.02	0.02	0.12
Restructuring charges	0.04	—	0.08	—
Acquisition-related costs	—	—	—	0.01
Non-GAAP net loss per diluted common share	$(0.15)	$(0.14)	$(1.31)	$(0.14)
Weighted average number of shares used to compute
non-GAAP net loss per diluted common share (1)	50,734	49,146	50,155	48,730
(1) Includes the dilutive effect of outstanding stock options, restricted stock units and ESPP.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Outlook
(Unaudited, in thousands, except per share data)
Three Months Ending March 31, 2018

Outlook	GAAP	Restructuring	Stock-Based Compensation	Non-GAAP
Gross margin	38.8% - 40.8%	—	0.2%	39.0% - 41.0%
Operating expenses	$55,460 - $57,460	($3,000)	($2,960)	$49,500 - $51,500
Net loss per diluted share	($0.28) - ($0.32)	$0.06	$0.06	($0.20) - ($0.16)

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Investor Inquiries:

Thomas J. Dinges, CFA
408-474-0080
Tom.Dinges@calix.com